Exhibit 99.1

FOR IMMEDIATE RELEASE

GAMING PARTNERS RECEIVES $2.4 MILLION CASINO CHIP ORDER FROM HOLLAND CASINO

Nearly 1 Million Traditional and RFID-Embedded Gaming Chips
to be Delivered to 14 Casinos throughout Holland

LAS VEGAS, December 8, 2006 — Gaming Partners International Corporation  (NASDAQ: GPIC) (GPI), the gaming industry’s leading manufacturer and supplier of casino currency and other table game supplies, today announced that is had received an order from Holland Casino valued at approximately 1,850,000€ ($2,450,000) for the Bourgogne et Grasset® (B&G) brand of gaming chips. The order, for over 950,000 gaming chips with denominations ranging from 2€ to 500€, includes RFID 125KHz Hitag Vegas-S microchip embedded gaming chips, as well as non-RFID chips.  The gaming chips, or casino currency, will be manufactured by the group’s subsidiary, GPI SAS, in Beaune, France, with delivery expected before the end of 2006.

Holland Casino, the only legal casino operator in the Netherlands, has a long standing relationship with GPI SAS having purchased casino currency from the company for more than 30 years, and chose the company to manufacture the nearly 1 million chip order to provide its casinos with the highest level of security possible.  Holland has 14 casinos located across the Netherlands.

In addition to the RFID security technology, GPI’s casino currency will also feature exclusive see-through rim inserts as well as a special UV pigment in the rim and edge inserts, making the gaming chips much more difficult to compromise or counterfeit. This will provide Holland Casino with an unprecedented level of security against fraud and counterfeiting, in addition to the high quality and sophistication that only a proven and reliable gaming chip manufacturer such as GPI can offer.

Amber C. Ho-a-Sjoe, VP Product Management Holland Casino said: “With the new RFID chips Holland Casino feels very confident regarding security issues right now and in the near future. The cooperation between GPI and Holland Casino on this strategic matter was very important. With the implementation of the new chips we can say we succeeded very well.”

“Holland Casino has long been one of the most forward looking gaming companies in Europe.  Their purchase of GPI’s traditional and RFID embedded casino currency demonstrates both Holland’s dedication to providing a secure gaming environment, as well as the further penetration and adoption of this all-important security technology,” said Gerard Charlier, president and chief executive officer of GPI. “We believe that within the next 10-years, RFID embedded casino currency will be the norm around the world, and that casinos will look back on the time before RFID as the dark ages of player tracking and anti-fraud efforts.”

“Holland Casino and GPI have been enjoying a long-time collaboration for over three decades” declared Lionel Cazalis, Area Sales Manager for GPI SAS. “We have been working very closely with Holland Casino executives to finalize this project and we are extremely pleased to provide these RFID technology and high security features to all 14 casinos of the group.”

“The gaming scene has become a very challenging environment for any casino operator as chip counterfeiting is now very sophisticated” added Christophe Leparoux, Manager International Sales & Marketing for GPI. “We at GPI are proud to be yet again chosen to protect Holland Casino currency”.

About Gaming Partners International Corporation
Gaming Partners International Corporation, or GPI, manufactures and supplies gaming chips, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. GPI is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; Atlantic City, New Jersey; and Gulfport, Mississippi. GPI sells its casino products directly to licensed casinos throughout the world. For additional information about GPI, visit our website at http://www.gpigaming.com.

Forward-looking Statement
This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as the expected growth potential of RFID-embedded casino currency market and the belief that such RFID-embedded casino currency will be the norm in the market within the next 10-years, and the ability of GPI to capitalize on any such growth opportunities.  Forward looking statements are inherently subject to material risks and uncertainties.  Actual results could differ materially from those currently anticipated.  Factors that could cause actual results to vary materially from these forward-looking statements include: any significant reduction in the growth rate of new and existing casinos in Macau, the failure of the industry to accept our RFID technology, any unfavorable resolution of a significant lawsuit against us, any patent infringement issues, the development of competing technologies by our competitors, the failure of any supplier to timely deliver key raw materials for any of our significant products, any customer cancellation of a significant order included in our backlog, any domestic or international terrorist incidents, and any unexpected taxes, regulatory, charges, costs or difficulties in the operations of our business in multiple jurisdictions or the manufacturing of our products, as well as other risks and uncertainties referred to in GPI’s annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent reports filed from time to time with the Securities and Exchange Commission.  GPI undertakes no duty or obligation to update any of the information contained in this press release.

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For more Information please contact:
For Holland Casino: Holland Casinos Corporate Identity department (+31 235.659.565 or +31 652.000.385)

For Gaming Partners International:
Gaming Partners International Contact:	KCSA Contacts:
Laura McAllister Cox	Todd Fromer / Lee Roth
702-384-2425	212-896-1215 / 1209
lmcox@gpigaming.com	tfromer@kcsa.com / lroth@kcsa.com